Exhibit 2.3

April 5, 2021

CONFIDENTIAL

Replay Acquisition LLC

909 Lake Carolyn Parkway, Suite 1550

Irving, TX 75039

Ladies and Gentlemen:

1. Reference is made to that certain Transaction Agreement (as amended prior to the date hereof, the “Transaction Agreement”), dated as of October 12, 2020, by and among Replay Acquisition Corp., a Cayman Islands exempted company (“Replay”); Finance of America Equity Capital LLC, a Delaware limited liability company (“FoA”); Finance of America Companies Inc., a Delaware corporation and wholly owned subsidiary of Replay (“New Pubco”); RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Replay Merger Sub”); RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Blocker Merger Sub”); Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”); Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”); BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 thereof (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Agreement.

2. Pursuant to Section 12.10 of the Transaction Agreement, the Transaction Agreement may be amended by mutual written agreement of the Seller Representative and Purchaser or provisions thereof may be waived on behalf of a Seller-Side Party by the Seller Representative.

3. The Seller Representative wishes to make certain corrective amendments to the Transaction Agreement to provide that BTO Urban, ESC, Blocker GP, BTO Urban Holdings II L.P. (as the holder of interests formerly held by Blocker GP and the holder of interests received from the merger of Blocker and Blocker Merger Sub) and Family Holdings will receive the economic benefits that were intended to be received by them in the transactions contemplated by the Transaction Agreement and that were intended to be provided in the liquidation of UFG Global LLC.

4. The Seller Representative and Purchaser hereby agree that, effective from and after the Closing, Section 3.04(a) and (b) are hereby amended and restated in their entirety as follows (which, for the avoidance of doubt, adjusts the allocations of the earnout among BTO Urban, ESC, Blocker GP, BTO Urban Holdings II L.P. and Family Holdings but does not affect the aggregate amount of the earnout allocable to those entities):

SECTION 3.04 Earnout.

(a) If, at any time during the six (6) years following the Closing, the VWAP of New Pubco Class A Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”):

(i) New Pubco shall promptly issue to BTO Urban Holdings II L.P. (as the sole equityholder of Blocker immediately prior to the merger of Blocker and Blocker Merger Sub) 1,119,025 validly issued, fully-paid and nonassessable New Pubco Shares; and

(ii) the Company shall, and New Pubco shall cause the Company to, promptly issue to each of the following Pre-Closing Company Equityholders a number of additional validly issued, fully-paid and nonassessable Participating Company Units as set forth across such Pre-Closing Company Equityholder’s name:

Pre-Closing Company Equityholder	Participating Company Units To Be Received
BTO Urban Holdings L.L.C.	2,971,238
Blackstone Tactical Opportunities Associates – NQ L.L.C.	181,502
Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P.	17,056
Libman Family Holdings LLC	4,282,104
The Mortgage Opportunity Group LLC	113,856
L and TF, LLC	15,533
UFG Management Holdings LLC	211,667
Joe Cayre	88,019

(b) If, at any time during the six (6) years following the Closing, the VWAP of New Pubco Class A Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”):

(i) New Pubco shall promptly issue to BTO Urban Holdings II L.P. (as the sole equityholder of Blocker immediately prior to the merger of Blocker and Blocker Merger Sub) 1,119,025 validly issued, fully-paid and nonassessable New Pubco Shares; and

(ii) the Company shall, and New Pubco shall cause the Company to, promptly issue to each of the following Pre-Closing Company Equityholders a number of additional validly issued, fully-paid and nonassessable Participating Company Units as set forth across such Pre-Closing Company Equityholder’s name:

Pre-Closing Company Equityholder	Participating Company Units To Be Received
BTO Urban Holdings L.L.C.	2,971,238
Blackstone Tactical Opportunities Associates – NQ L.L.C.	181,502

Pre-Closing Company Equityholder	Participating Company Units To Be Received
Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P.	17,056
Libman Family Holdings LLC	4,282,104
The Mortgage Opportunity Group LLC	113,856
L and TF, LLC	15,533
UFG Management Holdings LLC	211,667
Joe Cayre	88,019

5. Except as expressly set forth in this letter agreement, the terms of the Transaction Agreement shall remain unchanged and continue in full force and effect.

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Very truly yours,

Seller Representative:

By:	BTO Urban Holdings L.L.C.

	By:	/s/ Menes Chee
	Name:	Menes Chee
	Title:	Authorized Person

and

By:	Libman Family Holdings LLC

	By:	/s/ Brian Libman
	Name:	Brian Libman
	Title:	Manager

solely in their joint capacity as the Seller Representative

[Signature Page to Letter Agreement]

Acknowledged and agreed:

Replay Acquisition LLC (as successor to Replay Acquisition Corp.)

By:	Finance of America Companies Inc., its sole member

By:	/s/ Graham Fleming
Name:	Graham Fleming
Title:	President

Finance of America Equity Capital LLC

By:	Finance of America Companies Inc., its managing member

By:	/s/ Graham Fleming
Name:	Graham Fleming
Title:	President

[Signature Page to Letter Agreement]